Exhibit (d)(1)

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

Cavendish Square Holding B.V.

as Seller,

WPP Group USA, Inc.

as Seller Parent,

CS Worldnet Holding B.V.

as Buyer

and

comScore. Inc.

as Buyer Parent

dated as of February 11, 2015

-i-

(Continued)

-ii-

(Continued)

-iii-

Schedules

Schedule 1.1 (gg)	Management Accounts

Disclosure Schedule

Exhibits

Exhibit A	Form of BSPA
Exhibit B	Form of Stockholder Rights Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Transition Services Agreement

-iv-

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of February 11, 2015 by and among Cavendish Square Holding B.V., a private limited liability company organized under the laws of the Netherlands (“Seller”), WPP Group USA, Inc., a Delaware corporation (“Seller Parent”), CS Worldnet Holding B.V., a private limited liability company organized under the laws of the Netherlands (“Buyer”) and comScore, Inc., a Delaware corporation (“Buyer Parent”). Seller, Seller Parent, Buyer and Buyer Parent are referred to herein individually as a “Party” and together as the “Parties”).

R E C I T A L S

A. WHEREAS, Seller is the record and beneficial owner of all of the shares of capital stock of Conniaco B.V., a private limited liability company organized under the laws of the Netherlands (the “Company”), which shares constitute all of the issued and outstanding capital stock of the Company (the “Shares”).

B. WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth herein (the “Acquisition”).

C. WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

D. WHEREAS, subject to the terms and conditions of this Agreement, immediately prior to the Closing, each Transferor Entity and each Company Subsidiary (as such terms are defined in Article I below) shall enter into a separate Business Sale and Purchase Agreement applicable to such Transferor Entity and Company Subsidiary, in substantially the form attached hereto as Exhibit A (subject to any revisions required to comply with local law) and will effectuate the Reorganization in accordance with the terms of the Reorganization Agreements; and

E. WHEREAS, in connection with the Acquisition, (i) Seller Parent and Buyer Parent shall enter into that certain Strategic Alliance Agreement (the “Strategic Alliance Agreement”), effective as of the Closing Date (as defined in Section 2.3 below); (ii) Seller, Seller Parent and Buyer Parent shall enter into (a) that certain Stockholder Rights Agreement, in substantially the form attached hereto as Exhibit B (the “Stockholder Rights Agreement”), and (b) that certain Voting Agreement, in substantially the form attached hereto as Exhibit C (the “Voting Agreement”); and (iii) Buyer and Seller shall enter into those certain Transition Services Agreements, in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”), effective as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement the following words and phrases shall have the following meanings:

(a) “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise. For clarity, with respect to Seller and Seller Parent, “Affiliate” includes each Transferor Entity.

(b) “Assumed Liabilities” shall have the meaning given such term in the BSPAs.

(c) “BSPAs” means the Business Sale and Purchase Agreements by and between (i) TNS Gallup OY and the Company Subsidiary organized under the laws of Finland (“Finland Newco”); (ii) TNS Sifo AB and the Company Subsidiary organized under the laws of Sweden (“Sweden Newco”); and (iii) TNS Gallup AS and the Company Subsidiary organized under the laws of Norway (“Norway Newco”), which agreements will be entered into immediately prior to the Closing by the parties to such agreements.

(d) “Business” means the business of providing IAM Services in the Business Territory as carried on by the Transferor Entities.

(e) “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, NY or London, England are authorized or obligated by law or executive order to close.

(f) “Business Intellectual Property Rights” means those Intellectual Property Rights used, created or developed by the Transferor Entity or an Affiliate thereof exclusively or primarily in connection with or for the purpose of the Business and including but not limited to those rights set forth in the BSPAs.

(g) “Business Products” means (i) all products and services offered to customers of the Business; (ii) all services, products and software needed to accomplish the foregoing; and (iii) all prior and subsequent versions thereof, including all versions thereof currently under development; provided, however, that Business Products shall not include any Excluded Assets.

(h) “Business Territory” means Norway, Sweden, and Finland (each of which is respectively a “Territory”).

(i) “Buyer Parent Common Stock” means the common stock of Buyer Parent, par value $0.001 per share.

(j) “Company Group Entity” means any of the Company and any Company Subsidiary.

(k) “Company Material Adverse Effect” means any change, development, occurrence or effect with respect to the Business that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that the foregoing shall not include any adverse change, development, occurrence or effect arising from or relating to: (a) the announcement of the transactions contemplated by this Agreement or the satisfaction of the obligations set forth herein (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees); (b) the identity of Buyer, Buyer Parent or its Affiliates and Buyer’s post-closing plans for the Business and the customers, suppliers and employees of the Business; (c) changes in the general economic conditions or political climate in Sweden, Norway and Finland or any region in the world where the Business operates, except for such changes as would have a disproportionate effect on the Business; (d) changes in the Swedish, Norwegian, Finnish or global or applicable regional financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) except for such changes as would have a disproportionate effect on the Business; (e) changes generally applicable to the industries in which the Business is conducted, including changes in industry performance and changes in accounting principles and practices applicable generally or to such industries, except for such changes as would have a disproportionate effect on the Business; (f) actions required by or changes in laws, rules and regulations applicable to the Business except to the extent that such action or changes would have a disproportionate effect on the Business relative to other participants in the industry in which the Business operates; (g) any failure by the Transferor Entities or Company Group Entities to meet any forecasts or projections prepared by the Transferor Entities, Company Group Entities, Seller, Seller Parent or any of their respective representatives; (h) any natural disasters, labor unrest, strikes, acts of war, terrorism, sabotage or other force majeure events except to the extent that such events would have a disproportionate effect on the Business; or (i) any action taken at the request of Buyer or Buyer Parent or contemplated by this Agreement.

(l) “Company Subsidiary” means the wholly owned subsidiaries of the Company in each of Norway, Sweden and Finland that will be formed after the date hereof to implement the Reorganization.

(m) “Confidentiality Agreement” means the Confidentiality Agreement between Seller Parent and Buyer Parent dated May 6, 2014.

(n) “Contract” means any agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(o) “Copyright” means copyrights (registered and unregistered) and applications for registration of copyright and similar or equivalent rights in works of authorship.

(p) “EEA” means the European Economic Area.

(q) “Employees” means those individuals employed by the Transferor Entities in the Business identified in the BSPAs.

(r) “Excluded Assets” shall have the meaning given such term in the BSPAs.

(s) “GAAP” means U.S. generally accepted accounting principles.

(t) “Governmental Authority” means any legislative, executive or judicial unit of any governmental or quasi-governmental entity (supranational, national, federal, provincial, state or local or foreign) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

(u) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

(v) “IAM Services” means any services that comprise the measurement of audiences (for any purpose, including the purposes of establishing audience size and/or composition) for all content consumed via the internet, including web pages, video, and associated advertising, whether by a panel or other sample selected to represent the viewing of the universe from which the panel is selected or otherwise; including Video Content in the aggregate (for example total audiences for all Video Content accessed via individual broadcaster web players), but excluding TAM Services, Advertising Expenditure Measurement Services (as defined in the BSPAs) and TNS Custom Research Services (as defined in the BSPAs).

(w) “IFRS” means the International Finance Reporting Standards as in effect from time to time.

(x) “Indebtedness” means without duplication, including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control, or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated) or any increased amount owed thereunder in connection with the transactions contemplated hereby), (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in the preceding clauses (i)–(iv), inclusive, of any other Person. For the avoidance of doubt, any termination or other fee payable by the Company in connection with the termination of any Indebtedness shall constitute Indebtedness.

(y) “Indemnified Party” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

(z) “Information” means all information and data owned by the Transferor Entities relating exclusively or primarily to the Business, including, without limitation, industrial and commercial information and techniques, data gathered or created in the provision of IAM Services in the Business Territory and all information owned by the Seller relating exclusively or primarily to the supply of any materials to the Business and to the marketing of any products or services supplied by the Business, including, without limitation, customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials but excluding all Intellectual Property Rights comprised in that information or data other than Business Intellectual Property Rights and the Excluded Assets.

(aa) “Intellectual Property Rights” or “IPR” means (i) Copyrights, Patents, database rights and rights in business names, Trademarks, trade names, designs (whether registered or unregistered) and rights in know-how; (ii) applications for registration, and the right to apply for registration, for any of these rights; (iii) rights to use any of the rights referred to in (i) and (ii); (iv) all other intellectual property rights and equivalent or similar rights or forms of protection existing anywhere in the world; and (v) the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any governmental authority and the right to all past and future income, royalties, damages and payments due with respect to such Intellectual Property Rights, including, rights to damages and payments for past, present or future infringements or misappropriations thereof.

(bb) “Law” means any law, code, constitution, treaty, by-law, directive, statute, ordinance, rule, regulation, finding, published administrative position, requirement, guidance or any statement or practice released by any Governmental Authority, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority and any judicial interpretations in respect thereof.

(cc) “Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with IFRS.

(dd) “Lien” means any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, encroachment, building or use restriction, capital lease, conditional sale or other title retention agreement, covenant or other similar restriction, adverse claims of ownership or use, or other similar restriction or Third Party right affecting the Transferred Assets.

(ee) “Losses” means, without duplication, the amount of: (i) any damages, losses, liabilities, deficiencies, Taxes, claims, awards, judgments, fines, penalties, costs or other expenses (including re-engineering costs and remediation costs, and reasonable legal (including attorneys’ fees and litigation costs), accounting, consultants’, and experts’ fees and expenses) directly or indirectly paid, sustained, suffered or incurred by the Indemnified Parties (or any of them); (ii) any and all reasonable fees and costs of enforcing the Indemnified Party’s rights under this Agreement; and (iii) any and all reasonable fees and costs defending against any Third Party Claims.

(ff) “Management Accounts” means the unaudited management accounts of the Transferor Entities attached as Schedule 1.1(gg) to this Agreement.

(gg) “Open Source Software” means all Software that is distributed under an open source license, which includes without limitation (i) any license approved by the Open Source Initiative, (ii) any license that meets the Open Source Definition (www.opensource.org/osd.html) or the Free Software Definition (http://www.gnu.org/philosophy/free-sw.html), and (iii) or any similar license, including without limitation GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Open Software License, Common Public Attribution License, Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License (an “Open Source License”).

(hh) “Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Authority.

(ii) “Panelist Data” means all data relating to the selection of, recruitment of, and relationships and interactions with panelists of the Business, including data relating to current and former panelists and replacement panelists and pools of potential panelists, data collected from or about panelists and all agreements with panelists.

(jj) “Patents” means patents, statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, all applications and filings therefor, and all rights therein provided by international treaties and conventions.

(kk) “Permits” means the permits and licenses, certificates of inspection, registrations, approvals or other authorizations issued by a Governmental Authority.

(ll) “Permitted Lien” means any (i) statutory lien for Taxes not yet due and payable or (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Transferred Assets.

(mm) “Person” means any individual or entity, including a corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Authority.

(nn) “Personal Data” means (i) any data or information that allows (directly or indirectly) the identification or precise location of, or contact with, a natural person or a particular computing system or device, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, customer or account number, any unique identifier, machine or device identifier, or one or more factors specific to the physical, physiological, mental, economic, cultural or social identity of a natural person; (ii) any other data or information deemed “personal information”, “personal data”, “personally identifiable information”, or any similar term under any Privacy Legal Requirement; and (iii) any data or information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

(oo) “Privacy Legal Requirement” means any (i) Law (including the EU Data Protection Directive 95/46/EC and the EU e-Privacy Directive 2002/58/EC, as amended, and as implemented in the countries of the EEA); (ii) guidance or recommendations from data protection authorities, (iii) rule of a self-regulatory organization that Seller, any of its Affiliates, or any Person performing services for Seller or any of its Affiliates is or was required to comply with, whether by contract or otherwise, and (iv) applicable published industry best practice or other standard or current or prior contractual obligation, in the case of (i)-(iv), as it may have been amended from time to time, relating to (A) privacy or restrictions or obligations related to the collection, confidentiality, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other processing of Personal Data, (B) the use of Cookies and other tracking mechanisms, (C) security breach notification, (D) online behavioral advertising, and (E) marketing to consumers or consumer protection.

(pp) “Registered IPR” mean any Intellectual Property Rights that is subject to an application, filing or registration with any Governmental Authority (including the U.S. Patent and Trademark Office or the US Copyright Office), including any Patent, registered Trademark, or any registered Copyright, or any application for the registration or issuance of any of the foregoing.

(qq) “Related Agreements” means the Reorganization Agreements, Transition Services Agreement, Strategic Alliance Agreement, the Stockholder Rights Agreement, and the Voting Agreement.

(rr) “Reorganization” means the actions contemplated by the BSPAs pursuant to which (i) the Transferor Entities will transfer the Transferred Assets to the Company Subsidiaries and (ii) the Company Subsidiaries will assume the Assumed Liabilities from the Transferor Entities.

(ss) “Reorganization Agreements” means each of the BSPAs and any deed, bill of sale, endorsement, assignment, certificate or other instrument of conveyance and assignment as the Parties and their respective legal counsels deem reasonably necessary to effect the Reorganization.

(tt) “Retained Liabilities” shall have the meaning given such term in the BSPAs.

(uu) “Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(vv) “Russia Business” means TNS Gallup Media and its Affiliates’ business of providing IAM Services in Russia.

(ww) “SEC” means the U.S. Securities and Exchange Commission.

(xx) “Software” means all computer software and subsequent versions thereof, including source code, object code, executable or binary code, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

(yy) “Seller’s Knowledge” means the knowledge of Giles Richardson, Paul Cherry and Yvonne Pernodd after reasonable investigation.

(zz) “TAM Services” means any services that comprise measurement of audiences for Video Content across all devices (including TVs, tablets, smartphones), across all delivery platforms (including satellite, cable, over-the-air, Internet, over-the-top content), in all viewing locations (including private homes and public), in broadcast, addressable, time-shift and on-demand access methods. TAM Services do not include the measurement of audiences for clips or excerpts of video programs that are embedded in web pages, mobile applications, or video players across any platform.

(aaa) “Tax” means (i) any and all U.S. federal, state, local, and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including social security), escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(bbb) “Technology” means (i) Software, (ii) databases, compilations, collections of data, (iii) designs, manufacturing schematics, algorithms, methods and processes, lab notebooks, prototypes, works of authorship, models, know-how, and inventions (whether or not patentable), and (iv) other tangible embodiments of Copyrights and Trade Secrets, in whatever form and on whatever medium.

(ccc) “Third Party” means any Person that is not an Affiliate of the other referenced Person or Persons.

(ddd) “Trade Secrets” means all common law and statutory rights in any jurisdiction to limit the use or disclosure of know-how and other confidential or proprietary technical, business, and other information.

(eee) “Trademarks” means rights in trademarks, service marks, trade dress, logos, trade names, corporate names, and other indicia of source or origin, and including all common law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

(fff) “Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, transfer, real property transfer, gross receipts, mortgage recording, stamp duty, VAT, goods and services or similar Taxes that may be imposed in connection with the transactions contemplated by Section 2.1, together with any interest, additions to Tax or penalties with respect thereto.

(ggg) “Transferor Entity” means any of TNS Gallup OY, TNS Sifo AB and TNS Gallup AS.

(hhh) “Transferred Assets” means all of the Business Assets (as such term is defined in each BSPA) transferred by the Transferor Entities to the Company Subsidiaries, as set forth in the BSPAs.

(iii) “Transferred IAM Contracts” has the meaning given to such term in the BSPAs.

(jjj) “Transferred IPR” means all Business Intellectual Property Rights transferred or required to be transferred by the Transferor Entities to the Company Subsidiaries in accordance with the BSPAs.

(kkk) “Transferred Technology” means all Technology, to the extent included in the Business Intellectual Property Rights transferred or required to be transferred by the Transferor Entities to the Company Group Subsidiaries in accordance with the BSPAs.

(lll) “Value Added Tax” or “VAT” means any value added tax imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any rules, regulation, orders or instruments authorized by that Directive) and any similar value added tax pursuant to the laws of any jurisdiction which is not a member of the European Union (including Singapore GST, and GST imposed by other non-European Union jurisdictions).

(mmm) “Video Content” means video programs and associated commercials accessed across all delivery platforms (including satellite, cable, over-the-air, internet, over-the-top) in broadcast, addressable, time-shift and on-demand access levels.

1.2 Other Definitional and Interpretive Matters. All defined terms used herein and not defined in Section 1.1 above shall have the meanings ascribed to such terms in other sections of this Agreement, as applicable. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. For purposes of this Agreement: (a) when a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated; (b) when a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated; (c) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) all references herein to currency, “dollars” or “$” means dollars in lawful currency of United States of America; (e) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation;” (f) the meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms; (g) whenever the context requires, the singular number will include the plural, and vice versa; and (h) the words “in the ordinary course” or “in the ordinary course of business” shall be deemed in each to be followed by “consistent with past practice”.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell to Buyer and Buyer shall purchase from Seller all of the Shares, free and clear of all Liens. The Parties acknowledge and agree that the purchase of the Shares in exchange for the Purchase Price (as defined in Section 2.2 below) is a fully taxable transaction for U.S. federal income purposes.

2.2 Purchase Price. In consideration of the sale and delivery by Seller of the Shares to Buyer and the entry by Seller Parent into the Strategic Alliance Agreement, Buyer shall issue, or cause to be issued, to Seller a number of shares (the “Consideration Shares”) of Buyer Parent Common Stock that would constitute 4.45% of the sum of (x) the number of shares of Buyer Parent Common Stock outstanding as of the close of business on the Business Day immediately prior to Closing plus (y) the Consideration Shares (the “Purchase Price”).

2.3 Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the Parties shall consummate the transactions contemplated hereby at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than eight (8) Business Days following the closing of the Tender Offer and the satisfaction or waiver of all of the conditions set forth in Article VII other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing); provided, however, that notwithstanding the foregoing, that the Closing Date shall not occur before April 1, 2015. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.” The Closing shall occur on the Closing Date at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another date and/or place is mutually agreed upon in writing by Buyer and Seller.

2.4 Transfer Taxes. The party required by Law to file a Return with respect to such Transfer Taxes shall do so within the time period and in the manner prescribed by Law, and shall pay the Transfer Taxes payable pursuant to such Return. To the extent permitted by applicable Law, the parties hereto shall use commercially reasonable efforts to minimize any Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III, if it is readily apparent on the face of such disclosure (without reference to any document(s) referenced therein) that such disclosure applies to such other representations and warranties), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be only made as of such date), as follows:

3.1 Organization and Qualification. Seller is a private limited company duly organized, validly existing and in good standing under the laws of the Netherlands. The Company is a private limited company duly organized, validly existing and in good standing under the laws of the Netherlands. Finland Newco will be an Osakeyhtiö duly organized, validly existing and in good standing under the laws of Finland. Norway Newco will be an Aksjeselskap duly organized, validly existing and in good standing under the laws of Norway. Sweden Newco will be an Aktiebolag duly organized, validly existing and in good standing under the laws of Sweden. The Company is, and each Company Subsidiary will be, duly qualified to do business and in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Transferred Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a

Company Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule lists each jurisdiction where each Company Subsidiary is required, following effectuation of the transactions contemplated by the applicable BSPA, to qualify to do business as an extra-provincial or a foreign corporation in order to operate the Business.

3.2 Authorization; Enforceability. Each of Seller Parent, Seller (and, with respect to the Related Agreements, each Transferor Entity and each Company Subsidiary) has (or, in the case of the Company Subsidiaries, will have) all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is or will be a party and to consummate the transactions (including the Reorganization) contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Related Agreements to which it will be a party has been or will be duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of Seller Parent and Seller, and, assuming due authorization, execution and delivery by the Buyer and Buyer Parent, this Agreement is, and any Related Agreement to which Seller Parent, Seller, any Transferor Entity or any Company Group Entity will be a party when duly executed and delivered by Seller Parent, Seller, such Transferor Entity or such Company Group Entity, as the case may be, will constitute, a valid and legally binding obligation of Seller Parent, Seller, such Transferor Entity or such Company Group Entity, as the case may be, enforceable against Seller Parent, Seller, such Transferor Entity or such Company Group Entity, as the case may be, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and rules of Law governing specific performance, injunctive relief or other general equity remedies (the “Bankruptcy Exception”).

3.3 Non-Contravention; Consents.

(a) Assuming that the consents specified in Section 3.3(b) have been obtained, the execution, delivery and performance of this Agreement by Seller and Seller Parent and the Related Agreements by each of Seller, Seller Parent, each Transferor Entity and each Company Entity that is a party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of Seller’s or Seller Parent’s charter, by-laws or other organizational document, or (ii) violate any material Law applicable to Seller Parent or Seller or their properties or assets.

(b) No consent, approval, order or authorization of, or registration, declaration, notice to or filing with, any Governmental Authority is required to be obtained by Seller or Seller Parent in connection with the execution, delivery and performance of this Agreement or the Related Agreements or for the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act.

3.4 Company Capital Structure.

(a) All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with all applicable Laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company capital stock or options or warrants to purchase Company capital stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company capital stock. The Company has no capital stock other than the Shares authorized, issued or outstanding.

(b) The Company has never adopted, sponsored or maintained any plan or agreement providing for equity compensation to any Person. There are no (i) options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company capital stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement or (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or other rights, rights of any type, the value of which is determined by reference in whole or in part to the value of Company capital stock or any other securities of the Company (whether payable in cash, property or otherwise) with respect to the Company (the items in (i) and (ii) together, “Equity Securities”). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. There are no agreements to which Seller or Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company capital stock.

(c) Seller has, and will deliver to Buyer at Closing, good and marketable title to the Shares, as the case may be, free and clear of all Liens. As a result of the Acquisition, Buyer will be the sole record and beneficial holder of all issued and outstanding shares of Company capital stock and all rights to acquire or receive any shares of Company capital stock, whether or not such shares of Company capital stock are outstanding.

(d) Upon the effectuation of the Reorganization, (i) Finland Newco shall have Net Working Capital of not less than $50,000; (ii) Sweden Newco shall have Net Working Capital of not less than $50,000; and (iii) Norway Newco shall have Net Working Capital of not less than $50,000. As used herein, “Net Working Capital” means, as of a certain date, the amount by which the sum of the current assets of the applicable Company Subsidiary exceeds the sum of the current liabilities of such Company Subsidiary.

3.5 Subsidiaries. The Company will have no subsidiaries other than the Company Subsidiaries. All outstanding capital stock or other equity interest in the each of the Company Subsidiaries will be fully paid and will be owned by the Company. There will be no authorized or outstanding Equity Securities of any Company Subsidiary. The Company has not agreed and is not obligated to make and is not bound by any contract under which it may become obligated to make any future investment in, or capital contribution to, any other Person other than as contemplated in the BSPAs or in connection with the formation of the Company Subsidiaries. The Company does not or will not, directly or indirectly, own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person other than the Company Subsidiaries.

3.6 Holding Company. The Company is a holding company the only assets of which will be the equity interests in the Company Subsidiaries, and the Company has no liabilities and will not engage in any business activities other than holding such equity interests.

3.7 Undisclosed Liabilities.

(a) Except pursuant to the BSPAs, no Company Group Entity has, and at the Closing no such entity will have, any Indebtedness. The Reorganization will not reasonably result in a claim from a bankruptcy receiver, creditor or similar person or any member of a Transferor Entity for recovery in bankruptcy, or a claim by any member of, or a company organ, representative, including liquidator and trustee, or other person related to (or referring rights from), a Transferor Entity for unlawful value transfer under the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) due to such transaction having been made at a price other than the market price, or otherwise due to the terms and conditions governing such transaction.

(b) Except for the Assumed Liabilities, no Transferor Entity nor any of its Affiliates will transfer to, or cause or permit the applicable Company Subsidiary to incur, any material liabilities that are not reflected on the Balance Sheet (as defined in the applicable BSPA), except those liabilities or obligations: (a) reflected on the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business; or (b) incurred in connection with the applicable BSPA.

3.8 Compliance With Laws.

(a) Except as set forth on Section 3.8(a) of the Disclosure Schedule, with respect to the Transferred Assets and the Business, each Transferor Entity and the Company is, and has been, in compliance in all material respects with all applicable Laws and Orders during the three (3) year period immediately preceding the date of this Agreement. Neither any Transferor Entity nor the Company has received any notice of suspected, potential or actual violation with respect to, any such Law or Order, and neither any Transferor Entity nor the Company has been threatened to be charged with, has been given notice of, nor (to Seller’s Knowledge) is it under investigation with respect to, any violation of any such Law or Order.

(b) Without limiting the generality of the foregoing, with respect to the Transferred Assets and the Business as conducted by the Transferor Entities prior to the effectuation of the Reorganization and by the Company Subsidiaries after the effectuation of the Reorganization, neither any Transferor Entity nor any Company Group Entity nor, to Seller’s Knowledge, their respective directors, officers, employees has, directly or indirectly, taken, authorized or promised to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery Laws applicable to the Transferor Entities or the Company Group Entities with respect to the Transferred Assets and the Business (in each case, as in effect at the time of such action) (collectively, the “Anticorruption Laws”); used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made, promised or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, or violated any money laundering Laws, or similar legislation in applicable jurisdictions or made, promised or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person. With respect to the Transferred Assets and the Business as conducted by the Transferor Entities prior to the effectuation of the Reorganization, neither any Transferor Entity nor the Company has received any written notice alleging any violation or alleged violation of Anticorruption Laws, discovered a violation as a result of an internal investigation or made a voluntary or directed disclosure to any government authority, and, to Seller’s Knowledge, no facts exist that would reasonably be expected to lead to such notice. The Transferor Entities maintain reasonable policies and procedures to ensure that such entities have maintained accurate accounting of their respective assets, books and records and sufficient internal controls to prevent and detect violations of Anticorruption Laws.

3.9 Litigation. Except as set forth on Section 3.9 of the Disclosure Schedule, there is no action, suit, consent decree, proceeding, arbitration or governmental investigation, to Seller’s Knowledge, pending or threatened by, against or involving Seller, any Transferor Entity, the Company, the Business or the Transferred Assets, (i) which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) which would reasonably be expected to have a material and adverse effect on the Business or the Transferred Assets. To Seller’s Knowledge, there is no act, event or condition which would reasonably be a basis for any such action, suit, decree, proceeding, arbitration or investigation.

3.10 Absence of Certain Changes. Except as set forth in Section 3.10(a) of the Disclosure Schedule, since December 31, 2014 until the date of this Agreement, the Business has been conducted by the Transferor Entities in the ordinary course and there has not been:

(a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect;

(b) any creation or other incurrence of any Lien on any Transferred Asset other than Permitted Liens created in the ordinary course of business;

(c) any failure to pay timely when due any material obligation related to the Business;

(d) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Transferred Asset;

(e) any transaction or commitment made, or any Contract or agreement entered into, by the Company or a Transferor Entity relating to the operation or ownership of the Business or any Transferred Asset (including the acquisition or disposition of any assets) or any relinquishment by the Company or a Transferor Entity of any Contract or other right, in either case, material to the Business, other than transactions contemplated by this Agreement and the Related Agreements;

(f) any (i) change of control, employment, retention, bonus, deferred compensation, severance, retirement or other similar agreement entered into with any Employee other than in the ordinary course of business (or any material amendment to any such existing agreement), or (ii) material change in compensation payable to any Employee, other than in the ordinary course of business;

(g) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or management union or association, works council, employee representative or other labor organization or group of employees thereof to organize the Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to the Employees; or

(h) any collective bargaining agreement or other similar agreement or arrangement entered into with any labor union or management union or association, works council, employee representative or other labor organization or group of employees representing employees of a Transferor Entity or a Company Group Entity.

3.11 Intellectual Property.

(a) No Actions. Except as set forth in Section 3.11(a) of the Disclosure Schedule there is not pending, and during the three (3) year period immediately preceding the date of this Agreement there has not been, any action as to which Seller, a Transferor Entity or the Company received written notice, challenging the use, ownership, validity, enforceability or registerability of any Transferred Registered IPR, nor, to Seller’s Knowledge, is there any reasonable basis therefor.

(b) No Infringement of Third Party IP Rights. To Seller’s Knowledge, the conduct of the Business has not and does not interfere with, infringe upon or misappropriate any Intellectual Property Right owned or controlled by any Third Party. There are no claims or suits, to Seller’s Knowledge, pending or threatened, and, in the past three (3) years, neither Seller, any Transferor Entity nor the Company has received any written notice of a third-party demand, claim or suit, alleging that Seller’s, the Transferor Entities’ or the Company’s activities or the conduct of its Business infringes or infringed upon or constitutes or constituted the unauthorized use of the proprietary rights of any Third Party or challenging the ownership, use validity and enforceability of any Transferred IPR or Transferred Technology or alleging the violation of the rights of any Person (including rights to privacy or publicity) or constitute unfair competition or trade practices under the Laws of any jurisdiction, nor, to Seller’s Knowledge, is there any reasonable basis therefor.

(c) No Third Party Infringement of Seller IPR. To Seller’s Knowledge, no Third Party is interfering with, infringing upon or misappropriating any Transferred IPR and no such claims have been made against a Third Party by Seller or the Transferor Entities. No proceedings have been brought or threatened against any Person by Seller or the Transferor Entities alleging that a Person is infringing, misappropriating or otherwise violating or is engaged in the unauthorized use of, any Transferred IPR.

(d) Protection of Confidential Information. The Transferor Entities have taken all reasonable measures to protect the confidentiality of all material information that the Transferor Entities wish to maintain as a Trade Secret, and to protect in accordance with the applicable contractual obligations of Transferor Entities the confidentiality of all confidential information of the Transferor Entities’ customers or other third parties that is possessed or used by the Transferor Entities in the operation of the Business. The Transferor Entities shall disclose and transfer to the Company Group Entities the Trade Secrets and confidential information of the Transferor Entities related to the Business in accordance with the terms set forth in the BSPAs. Without limiting the foregoing, the Transferor Entities have not disclosed to any Third Party or placed into escrow any source code owned by them or related to the Business Products, and neither Buyer nor any Company Group Entity will, upon the consummation of the transactions contemplated hereby, be under any obligation, contractual or otherwise, to disclose or place into escrow any such source code.

(e) Open Source Software. Seller has not used Open Source Software in a manner that would subject any Transferred IPR to the terms of any Open Source License, or otherwise used Open Source Software in breach or violation of the terms of any Open Source License.

(f) Panelist Data. Neither Seller, any Transferor Entity nor the Company has received notice of any disputes with any such panelists and, to Seller’s Knowledge, there is no reasonable basis therefor.

(g) Effects of the Transaction. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in Buyer being bound by, or subject to, any non compete or other restriction on the operation or scope of its businesses.

3.12 Transferor Entities and Transfer of Business.

(a) Management Accounts. The Management Accounts were properly prepared and are not misleading in any material respect.

(b) Contracts. (i) Each Contract accounting for 10% or more of the revenue of the Business in any Territory for the immediately preceding 12 months (each, a “Material Contract”) is in full force and effect; (ii) each Transferor Entity is in compliance with and has not breached, violated or defaulted under, or received notice of the same, any applicable Material Contract in any material respect; and (iii) to the knowledge of the applicable Transferor Entity, no counterparty to any Material Contract is subject to default thereunder nor intends to terminate such contract or reduce the volume of business such party conducts with respect to the Business.

(c) Complete Transfer of Business. The Business Assets (as defined in the BSPAs), the Employees and the other rights acquired or licensed under the BSPAs, this Agreement and the Related Agreements constitute all tangible and intangible property, assets, personnel and rights reasonably necessary for the Company Subsidiaries to provide the IAM Services under the IAM Contracts and Retained Commingled Agreements (each as defined in the BSPAs) in materially the same manner as the Transferor Entities prior to effectuation of the Reorganization.

(a) Retained Commingled Agreements. Upon the effectuation of the Reorganization until the termination of each Retained Commingled Agreement (as defined in the BSPAs), the economic costs incurred and economic benefits derived from each Retained Commingled Agreement shall continue at substantially the same level as in the 12 months immediately prior to the Reorganization.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER

Except as set forth in Schedules attached hereto and delivered by Buyer to Seller prior to the execution of this Agreement, each of Buyer Parent and Buyer represents and warrants to Seller Parent and Seller as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be only made as of such date), as follows:

4.1 Organization and Qualification. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Buyer Parent has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties. Buyer is a private limited liability company duly organized, validly existing and in good standing under the Laws of the Netherlands and Buyer has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties. Each of Buyer Parent and Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer Parent’s or Buyer’s ability to consummate the transactions under this Agreement and the Related Agreements.

4.2 Authorization; Enforceability. Each of Buyer Parent and Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Related Agreements by Buyer Parent or Buyer, as the case may be, has been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of Buyer Parent and Buyer and this Agreement is, and the Related Agreements to which Buyer Parent or Buyer will be a party when duly executed and delivered by such Party will be, valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, subject to the Bankruptcy Exception.

4.3 Non-Contravention; Consents.

(a) Assuming that the consents specified in Section 4.3(b) have been obtained, the execution, delivery and performance of this Agreement by Buyer Parent and Buyer and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of Buyer Parent’s or Buyer’s charter, by-laws or other organizational document, or (ii) violate any material Law applicable to Buyer Parent or Buyer or their properties or assets.

(b) No consent, approval, order or authorization of, or registration, declaration, notice to or filing with, any Governmental Authority is required to be obtained by Buyer Parent or Buyer in connection with the execution, delivery and performance of this Agreement or the Related Agreements or for the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings set forth on Schedule 4.3.

4.4 Stock Consideration. All shares of Buyer Parent Common Stock that are or may be issued as Purchase Price as contemplated by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to any preemptive rights.

4.5 SEC Reports. As of their respective dates, all reports and other filings filed by Buyer Parent with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2012 (such reports and other filings collectively referred to herein as the “Exchange Act Filings”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Buyer Parent included in the Exchange Act Filings (a) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (b) present fairly in all material respects the financial position of Buyer Parent and its consolidated subsidiaries as at the dates thereof and the results of their operations and cash flows, for the periods then ended. The unaudited financial statements included in the Exchange Act Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and present fairly in all material respects the financial position of Buyer Parent and its consolidated subsidiaries as at the dates thereof and the results of their operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

4.6 Compliance With Laws. Neither Buyer nor Buyer Parent is in violation or default of, and each of Buyer and Buyer Parent has complied in all respects and is in compliance with, all Laws and Orders having jurisdiction over Buyer or Buyer Parent’s business or properties, as applicable, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a material adverse effect on Buyer or Buyer Parent.

4.7. Buyer Parent Capital Structure. As of the date hereof, the total issued and outstanding capital stock of the Buyer Parent consists of 34,139,670 shares of Buyer Parent Common Stock (the “Buyer Shares”). As of the date hereof, all of the Buyer Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Buyer Parent, or any agreement to which the Buyer Parent is a party or by which it is bound, and have been issued in compliance with all applicable Laws.

ARTICLE V

CERTAIN COVENANTS

5.1 Conduct of the Business. Except as contemplated by this Agreement, with the written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned) or as required by law, rule or regulation, during the period from the date of this Agreement to the Closing, the Seller will cause the Transferor Entities to operate the Business in the ordinary course and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact the current organization of the Business, keep the physical assets of the Business in good working condition, subject to ordinary wear and tear, and preserve the current business relationships of the Business with its customers and suppliers. Without limiting the generality of the foregoing, from and after the date of this Agreement and until the Closing Date, except as otherwise contemplated by this Agreement or any of the Reorganization Agreements or as set forth in the Schedules hereto or thereto or as Buyer shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), Seller Parent and Seller shall, and shall cause the Transferor Entities to, with respect to the Business:

(a) not permit, other than as may be required by Law or a Governmental Authority, all or any of the Transferred Assets (real or personal, tangible or intangible) to be transferred, sold, licensed, disposed of, other than to the Company Group Entities, pursuant to the Reorganization, or subjected to any Lien other than Permitted Liens, other than in the ordinary course of business;

(b) not sell Business Products outside of the ordinary course of business, including with respect to pricing, discounting practices, bundling, sales volume and services levels;

(c) not acquire any asset that will be a Transferred Asset except in the ordinary course of business;

(d) not fail to pay when due any Taxes or other material obligation related to the Business;

(e) not enter into, terminate or materially amend, modify or waive any right with respect to any Material Contract except for purchase orders entered in the ordinary course of business;

(f) not make or change any Tax election, adopt or change a Tax accounting method, enter into a Tax allocation, sharing, indemnity or closing agreement, settle or compromise a Tax claim, notice, audit report or assessment, or consent to an extension or waiver of the statutory limitation period applicable to a Tax claim or assessment, in each case that would affect in any material respect any Company Group Entity, the Transferred Assets or the Business in any Tax period or portion thereof after the Closing;

(g) not make any material change in any method of accounting or accounting practice with respect to the Business;

(h) not sell, lease, license, abandon, permit to lapse, or otherwise transfer, or create or incur any Lien other than Permitted Liens on, any of the assets, securities, properties, or interests of the Business (including the Transferred IPR), including not taking any action to abandon, disclose to a Third Party, misuse, or misappropriate the Transferred IPR in any manner (other than non-exclusive licenses (other than patent portfolio licenses or cross licenses) in the ordinary course of business) or assert or threaten any claims with respect to the Transferred IPR;

(i) not incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of business or that will constitute Excluded Liabilities;

(j) not terminate or materially modify the terms and conditions of employment of any Employee, or materially modify the salaries, wage rates, other compensation of, or grant any severance or termination payment (other than as required by Law) to, any Employee, or hire new employees of the Business;

(k) not adopt, terminate or make any material changes to any existing employment or other agreements or Seller Plans affecting Employees, other than as required by Law or terms of such Seller Plans.

(l) not, unless required by Law, enter into any collective bargaining agreement or other similar agreement or arrangement with any labor union or management union or association, works council, employee representative or other labor organization or group of employees representing employees of Seller;

(m) not fail to comply in any material respect with all Laws applicable to the Business or the Transferred Assets;

(n) not permit the creation or other incurrence of any Lien on any Transferred Asset other than Permitted Liens created in the ordinary course of business; and

(o) not enter into any agreement or commitment with respect to any of the foregoing.

5.2 Reorganization. From the date of this Agreement until the Closing Date, each of Seller Parent and Seller shall use its reasonable best efforts to take the actions necessary to, and to cause their respective Affiliates to, effect, as promptly as practicable, the transactions that comprise the Reorganization. As soon as practicable after the formation of the Company Subsidiaries, Seller shall provide Buyer Parent with true and correct copies of such subsidiaries’ organizational documents. None of Seller, Seller Parent, the Transferor Entities or the Company Subsidiaries shall make any material changes to the BSPAs (in the form attached hereto as Exhibit A) from the date of this Agreement until the Closing Date, without the prior written consent of Buyer (with the exception of any changes that may be required by local law), which consent shall not be unreasonably withheld or delayed.

5.3 Access and Information.

(a) From and after the date of this Agreement and until the Closing Date, each of Seller Parent and Seller shall give, and cause the Transferor Entities to give, to Buyer and Buyer Parent, and their respective officers, employees, accountants, counsel and other representatives (collectively, “Representatives”), reasonable access upon reasonable advance written notice during the Transferor Entities’ normal business hours to all of the Transferor Entities’ properties, books, contracts, commitments, reports of examination and records relating to the Business, the Employees, the Transferred Assets and the Assumed Liabilities as Buyer may from time to time reasonably request as is necessary to consummate the transactions contemplated by this Agreement and the Related Agreements. Each of Seller Parent and Seller shall, or cause the Transferor Entities to, take commercially reasonable efforts to assist Buyer and Buyer Parent, and their respective Representatives to be reasonably available to any of them for such purposes upon reasonable advance notice and as reasonably requested by Buyer from time to time. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any representation or warranty of Seller Parent or Seller set forth in this Agreement or otherwise impair the rights and remedies available to Buyer hereunder. Notwithstanding the foregoing, nothing herein will require the Seller, Seller Parent or any Transferor Entity to disclose any information to Buyer, Buyer Parent, or any of their respective Representatives if such disclosure would, in the reasonable judgment of Seller or Seller Parent: (a) cause significant competitive harm to the Business if the transactions herein are not consummated; (b) unreasonably interfere with the Business and operations of the Transferor Entities; (c) violate applicable law, rules or regulations or the provisions of any Contract to which the Seller, Seller Parent or any Transferor Entity is party or by which its assets are bound; or (d) jeopardize any attorney-client or other legal privilege. Buyer and Buyer Parent agree that they will not, and will cause their respective Representatives not to, use any information obtained pursuant to this Section 5.3(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Related Agreements. Without limiting the foregoing, Buyer, Buyer Parent and their respective Representatives shall maintain all information received pursuant to this Section 5.3(a) in accordance with the terms of the Confidentiality Agreements, and Buyer, Buyer Parent and their respective Representatives shall not be permitted to unreasonably interfere with the Transferor Entities or the conduct of the Business.

(b) From and after the Closing Date, Seller Parent and Seller, on the one hand, and Buyer, on the other hand, shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective Representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third Party confidentiality obligation; provided, however, that if access is limited or restricted pursuant to this parenthetical, Seller Parent and Seller, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual Third Party confidentiality obligation), reasonable access for inspection and copying of all Information, Permits, Contracts and any other information existing as of the Closing Date and relating to the Business, the Transferred Assets, the Assumed Liabilities or the Employees and shall use commercially reasonable efforts make their respective personnel reasonably available during normal business hours for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Transferred Assets, the Assumed Liabilities or the Employees solely to the extent reasonably necessary to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Authority; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by such Party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.3(b) shall be during normal business hours and upon reasonable prior written notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(c) Buyer shall, and shall cause the Transferor Entities to, preserve all Information in accordance with its corporate policies related to preservation of records in all material respects.

5.4 Confidentiality Agreement. The terms of the Confidentiality Agreement shall apply to (a) all documents, materials and other information that obtained by any Party or their respective Representatives regarding another Party or its respective Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith, including pursuant to Section 5.3, and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by any Party or their respective Representatives to the extent that they contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, the Confidentiality Agreement shall not apply to Buyer and Buyer Parent after the Closing with respect to information regarding the Business and the Transferred Assets that is owned by a Company Subsidiary.

5.5 Public Statements and Disclosure. Except as otherwise contemplated by this Agreement, no Party or any of their respective Affiliates will issue, or will allow any of their officers, employees, directors, managers, advisors or other representatives to issue or cause the publication of any public release or make any public announcement, or any announcement to employees, customers or suppliers, concerning this Agreement or the transactions contemplated hereby without the prior written consent of (i) in the case of Buyer and Buyer Parent, Seller and Seller Parent and (ii) in the case of Seller and Seller Parent, Buyer and Buyer Parent, (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Governmental Authority to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

5.6 Regulatory Compliance.

(a) Subject to Section 5.6(b), upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any); and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Related Agreements.

(b) The Parties shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any other similar applicable Law or by any other U.S., non-U.S. or multinational Governmental Authority, including in response to any request by any Governmental Authority in contemplation of a review of the transactions contemplated hereby, and the Parties shall respectively use all commercially reasonable efforts to cause the receipt of approval of, or prompt termination or expiration of the applicable waiting period under such Laws. The Parties agree that their respective initial filings under the HSR Act and in respect of any foreign antitrust approval shall be made as soon as reasonably practicable following the date of this Agreement, but in any event not later than fifteen (15) calendar days following the date hereof. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority under applicable Law, including any filings necessary under the provisions of the HSR Act. Each Party shall provide the other Party the opportunity upon reasonable advance written notice during normal business hours to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives, on the one hand, and the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any state, foreign or multinational Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each Party agrees to inform promptly the other Party of any communication made by or on behalf of such Party to, or received by or on behalf of such Party from, the FTC, the Antitrust Division or any other state, foreign or multinational Governmental Authority regarding any of the transactions contemplated hereby.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) no Party or any its Affiliates shall be required to enter into any agreement that requires such Party or its Affiliates to dispose of any material portion of its businesses, operations, assets or product lines other than the disposition that is contemplated in this Agreement; and (ii) no Party or any its Affiliates shall be required to agree to any material license, material sale or other material disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any material business, material assets or material property of such Party or any of its Affiliates, the Business or the Transferred Assets, or the imposition of any material limitation on the ability of any such Party or any of its Affiliates to conduct their businesses (including the Business) or to own or exercise control of such assets, properties and stock (including the Transferred Assets).

5.7 Non-Solicitation or Hiring of Employees. None of Seller Parent, Seller or the Transferor Entities will at any time prior to the date that is two years after the date hereof, directly or indirectly, solicit the employment of, hire or employ any Employee without Buyer’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to Employees. This restriction set forth in this Section 5.7 shall not apply to any Employee whose employment was involuntarily terminated other than for cause by Buyer, or any of its successors or assigns, after the Closing at least twelve (12) months prior to Seller Parent’s, Seller’s, or a Transferor Entity’s first solicitation of such Employee.

5.8 No Negotiation or Solicitation. From and after the date of this Agreement and until the Closing Date, neither Seller Parent nor Seller shall (and each of Seller Parent and Seller shall cause each of its Representatives not to) directly or indirectly (a) solicit, initiate, entertain, encourage or accept the submission of any proposal, offer or any discussions relating to or that might reasonably be expected to lead to or result in any proposal or offer from any Person relating to the direct or indirect acquisition of any Company Group Entity, the Business or any portion of the Transferred Assets (other than purchases of Business Products or services from the Business in the ordinary course of business), or (b) participate in any discussions or negotiations with any Third Party regarding the acquisition of any Company Group Entity, the Business or the Transferred Assets (whether directly or indirectly), furnish any information with respect thereto, or assist or participate in, or deliberately facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing promptly (and in any event within two (2) Business Days) after receipt of any such offer or proposal, including the identity of the Person making such proposal, offer, inquiry or contact and all material terms thereof.

5.9 DGCL 203. The board of directors of Buyer Parent shall waive, to the extent necessary to consummate the transactions contemplated by this Agreement and the Related Agreements, the provisions of Section 203 of the Delaware General Corporate Law.

5.10 No Stockholder Approval. Notwithstanding anything herein or in the Related Agreements to the contrary, no Party hereto shall take any action that would require Buyer Parent to seek the approval of its stockholders in connection with the transactions contemplated by this Agreement and the Related Agreements, and Buyer Parent shall have no obligation hereunder or thereunder to seek or obtain such approval (except to the extent that such obligation arises from an action taken or omitted to be taken by Buyer Parent or any Affiliate thereof).

5.11 Russia Business. If, at any time from the Closing Date until the fifth (5th) anniversary thereof (the “Transfer Period”), Seller Parent determines in good faith that the Russia Business can be transferred to Buyer without an adverse impact on either the Russia Business or Seller’s or its Affiliates’ provision of TAM Services in Russia, Seller Parent shall promptly notify Buyer in writing of such determination. If Buyer determines, in its reasonable discretion, that it is able to operate the Russia Business in the ordinary course, Buyer shall notify Seller Parent in writing, and Seller Parent shall offer in writing to transfer the Russia Business to Buyer. Buyer may choose, at its sole discretion, to acquire the Russia Business, in which event the Parties shall use their reasonable best efforts to transfer the Russia Business to Buyer, or Buyer’s designated Affiliate, on substantially similar terms as set forth in this Agreement, but without the payment of any additional consideration therefor. Prior to the transfer of the Russia Business, Seller Parent shall use its commercially reasonable efforts to, or cause its Affiliates to, license the technology of Buyer Parent and its Affiliates to the Russia Business and will provide Buyer and Buyer Parent with periodic updates at times mutually agreed upon between Buyer Parent and Seller Parent on the performance of the Russia Business. If the Russia Business is transferred to Buyer or one of its Affiliates, then during the remainder, if any, of the Transfer Period, if Buyer is unable to transfer ordinary course dividend payments from the Russia Business out of Russia due to political unrest, sanctions or other similar Governmental Authority restrictions, Seller Parent shall provide, or cause to be provided, a cash payment to Buyer or its designated Affiliate outside of Russia in the amount of such payments, provided that an equal amount is transferred promptly to a Seller Parent Affiliate located in Russia; provided that no Party shall be obligated to take any action pursuant to the preceding sentence that would result in or involve a breach of any applicable Law.

5.12 Tender Offer. As soon as reasonably practicable after the date of this Agreement, Seller or one of its Affiliates shall commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (the “Tender Offer”), including the timely making such filings with the SEC for the Tender Offer as are required under the Exchange Act (the “Tender Offer Documents”), for a number of shares of Buyer Parent Common Stock not to exceed 5,520,229 (the “Commencement Date”). The price per share in the Tender Offer (the “Tender Offer Price”) shall be no less than $46.13. Shares of Buyer Parent Common Stock actually acquired by Seller pursuant to the Tender Offer are referred to herein as the “Tender Offer Shares”. Each of Buyer and Buyer Parent shall promptly furnish to Seller and Seller Parent in writing all information concerning Buyer and Buyer Parent that may be required by applicable securities laws or reasonably requested by Seller or Seller Parent for inclusion in the Tender Offer Documents. Seller shall provide Buyer Parent and its counsel a reasonable opportunity to review and comment on the Tender Offer Documents prior to the filing thereof with the SEC, and Seller and Seller Parent shall give reasonable and good faith consideration to any comments made by Buyer Parent and its counsel, it being understood and agreed by the Parties that the Tender Offer Documents shall be substantially similar to the forms of such documents provided by Seller or its counsel to Buyer Parent or its counsel prior to the date of this Agreement. Seller and Seller Parent shall provide Buyer Parent and its counsel with (A) any comments or other communications, whether written or oral, that Seller or any of its Affiliates or their counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents promptly after receipt thereof, and (B) a reasonable opportunity to participate in the response of Seller or its Affiliate to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with Seller or Seller Parent or their counsel in any discussions or meetings with the SEC.

5.13 Buyer Parent Actions.

(a) Buyer Parent hereby consents to the Tender Offer and represents that at a meeting duly called and held prior to the execution of this Agreement at which all directors of Buyer Parent were present, Buyer Parent’s board of directors (the “Buyer Parent Board”) duly and unanimously adopted resolutions (A) declaring that this Agreement and the transactions contemplated hereby, including the Offer, are in the best interests of the Company’s stockholders, (B) approving, including for purposes of Section 203 of the Delaware General Corporation Law, this Agreement and the transactions contemplated hereby, including the Tender Offer (and the acquisition of shares by Seller and/or its Affiliates pursuant hereto and thereto), and (C) remaining neutral and making no recommendation to Buyer Parent’s stockholders as to whether to tender their shares of Buyer Parent Common Stock pursuant to the Tender Offer (such recommendation, the “Board Recommendation”). Buyer Parent hereby consents to the inclusion of the foregoing determinations and approvals (including the Board Recommendation) in the Tender Offer Documents.

(b) Buyer Parent shall promptly furnish Seller and Seller Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Buyer Parent Common Stock and lists of securities positions of Buyer Parent Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Seller and Seller Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Seller or Seller Parent may reasonably request in connection with the Tender Offer. Immediately after the close of business on the date prior to the expected Commencement Date, Buyer Parent shall provide to Seller a certificate, executed by the Chief financial Officer of Buyer Parent, setting forth the number of shares of Buyer Parent Common Stock then outstanding.

(c) As soon as practicable on the Commencement Date, Buyer Parent shall file with the SEC and disseminate to holders of Buyer Parent Common Stock, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, shall reflect the Board Recommendation. Each of Seller and Seller Parent shall promptly furnish to Buyer Parent in writing all information concerning Seller and Seller Parent that may be required by applicable securities laws or reasonably requested by Buyer Parent for inclusion in the Schedule 14D-9. Buyer Parent shall provide Seller, Seller Parent and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to filing thereof with the SEC, and Buyer Parent shall give reasonable and good faith consideration to any comments made by Seller, Seller Parent and their counsel. Buyer Parent shall provide Seller, Seller Parent and their counsel with (i) any comments or other communications, whether written or oral, that Buyer Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof, and (ii) a reasonable opportunity to participate in Buyer Parent’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with Buyer Parent or its counsel in any discussions or meetings with the SEC.

5.14 Stock Purchase. If Seller and or one of its Affiliates, as applicable, shall consummate the Tender Offer or if as of the final expiration of the Tender Offer no shares of Buyer Parent Common Stock shall have been tendered into the Tender Offer (for the avoidance of doubt, shares that are tendered and subsequently withdrawn prior to the expiration of the Tender Offer shall not count as shares having been tendered into the Tender Offer), and following such consummation or final expiration, as the case may be, the sum of (i) the Tender Offer Shares and (ii) the Consideration Shares is less than fifteen percent (15%) of the total number of shares of Buyer Parent Common Stock outstanding immediately after the issuance of the Consideration Shares, then, at the written request of Seller delivered to Buyer within two (2) Business Days prior to the Closing (such written request, a “Purchase Notice”), Buyer Parent shall sell to Seller (or one of its Affiliates designated by Seller in the Purchase Notice) such number of newly-issued shares of Buyer Parent Common Stock (the “Top-Up Shares”), free and clear of all Liens (other than pursuant to the Related Agreements), that would allow Seller to hold, when added to (i) the Tender Offer Shares and (ii) the Consideration Shares, 15% of the resulting number of the outstanding shares of Buyer Parent Common Stock (treating the Consideration Shares and the Top-Up Shares as outstanding for purposes of such calculation). The price for the Top-Up Shares shall be the price per share in cash equal to the Tender Offer Price. The closing of the sale of such shares of Buyer Parent Common Stock (the “Share Purchase Closing”) shall occur simultaneously with the Closing (or such other time as shall be agreed by the Buyer Parent and Seller), pursuant to a mutually agreed Share Purchase Agreement between Seller and Buyer Parent. At the Share Purchase Closing, Buyer Parent shall deliver to Seller or its designated Affiliate, as applicable, certificates registered in the name of Seller or its designated Affiliate representing the number of newly-issued shares of Buyer Parent Common Stock being purchased by Seller or its Affiliate, as applicable, in accordance with the foregoing, and Seller or its Affiliate shall pay to Buyer Parent, by wire transfer of immediately available funds to a bank account designated in writing by Buyer Parent at least two (2) Business Days prior to the Share Purchase Closing, an amount of cash equal to the aggregate purchase price payable for such shares in accordance with the foregoing.

5.15 Tax Matters.

(a) Indemnity for Pre-Closing Taxes. In the event that each of the Completions (as defined in the BSPAs) does not occur contemporaneously with or immediately before the Closing, then with respect to any liability for Taxes of the Company Group Entities or associated with the operations or affairs of the Business or the Business Assets (as defined in the BSPAs) attributable to any Tax period or portion thereof beginning at Completion until the Closing, Seller shall be responsible for such Taxes under the covenants and agreements set forth in Section 11.3 of the BSPAs, mutatis mutandis, which obligation shall inure to the benefit of Buyer Parent, Buyer and their Affiliates. In addition to the rights of Purchaser (as defined in the BSPAs) and its Affiliates under the BSPAs and the rights of Buyer Parent, Buyer and their Affiliates pursuant to the immediately preceding sentence, Seller Parent and Seller shall indemnify and hold harmless Buyer Parent and Buyer and their Affiliates in respect of any Losses resulting from any material amount of income required to be recognized by any of them under Section 951 of the United States Internal Revenue Code of 1986, as amended (the “Code”), as a result of operations , transactions or events with respect to any Company Group Entity, the Business or the Business Assets occurring prior to Closing.

(b) The Parties acknowledge and agree that, in Buyer’s sole discretion, an election may be made under Section 338(g) of the Code with respect to the purchase of the Shares and each Company Group Entity.

5.16 Post-Closing Cooperation. After the Closing Date, in the event that Buyer Parent is required to provide financial statements of the Company Subsidiaries and/or the Business pursuant to Rule 3-05 and Article 11 of Regulation S-X promulgated by the SEC, the Seller agrees to cooperate with Buyer Parent’s reasonable requests and provide reasonable assistance in order to allow Buyer Parent to prepare such financial statements, including causing Seller Parent’s auditors to cooperate with Buyer Parent’s or Buyer Parent’s auditors reasonable requests and to provide reasonable assistance to Buyer Parent and its auditors; provided, however, that Buyer Parent shall be responsible for all costs in connection with the preparation of such financial statements, including the costs of any auditors or other consultants or advisors engaged by Buyer Parent in connection therewith or any other third-party costs in connection therewith. Such assistance will include permitting Buyer Parent and its Representatives to have all necessary access to the employees, books and records of the Seller and the Transferor Entities, as applicable, including local language support.

ARTICLE VI

CLOSING

6.1 Deliveries by Seller. On the Closing Date, Seller shall execute and/or deliver to Buyer the following:

(a) the Related Agreements to the extent any such agreement is to be executed by Seller or any of its Affiliates, and any such agreement delivered prior to the Closing Date shall be in full force and effect on the Closing Date in accordance with the terms thereof;

(b) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying the fulfillment of the condition set forth in Sections 7.2, and a certificate of a civil law notary, dated the Closing Date, certifying the representative authority of the Seller’s signatory to this Agreement, in customary form; and

(c) the Shares (in registered form), and the related notarial deed and transfer agreement, each in customary form.

6.2 Deliveries by Buyer. On the Closing Date, Buyer shall execute and/or deliver to Seller the following:

(a) the Purchase Price;

(b) the Related Agreements to the extent any such agreement is to be executed by Buyer or any of its Affiliates, and any such agreement delivered prior to the Closing Date shall be in full in full force and effect on the Closing Date in accordance with the terms thereof; and

(c) a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying the fulfillment of the condition set forth in Section 7.3, and an incumbency certificate of an Assistant Secretary of Seller of Buyer, dated the Closing Date, in customary form.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1 General Conditions. The respective obligations of Buyer and Seller to consummate the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived (except as may be prohibited by applicable Law), in writing, by agreement of Buyer and Seller:

(a) Legal Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is in effect and which prohibits consummation of the transactions contemplated by this Agreement or the Related Agreements and there shall be no pending lawsuit, claim or legal action by any Governmental Authority relating to the transactions contemplated by this Agreement or any of the Related Agreements, in each case, which seeks to prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

(b) Antitrust Laws. Any applicable waiting period or approvals of a Governmental Authority under the HSR Act relating to this Agreement and the transactions contemplated hereby shall have expired or been terminated.

7.2 Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following condition, which may be waived in writing by Buyer: Seller shall have delivered all of the documents required under Section 6.1 and each of Seller Parent and Seller shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

7.3 Conditions Precedent to Seller’s Obligations. The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following condition, which may be waived in writing by Seller: Buyer shall have delivered all of the documents required under Section 6.2 and each of Buyer Parent and Buyer shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties and Related Indemnification Obligations. The representations and warranties of Buyer and Buyer Parent, on the one hand, and Seller Parent and Seller, on the other hand, contained in this Agreement, and their respective rights to indemnification hereunder for any breaches of or inaccuracies in such representations and warranties, shall survive the Closing until 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that (a) any claim for indemnification based on fraud shall survive the Closing indefinitely; (b) that the representations and warranties contained in Section 3.2 (Authorization; Enforceability), Section 3.4 (Company Capital Structure), Section 4.2 (Authorization; Enforceability) and Section 4.4 (Stock Consideration) shall survive for the ultimate claim period under the applicable statutes of limitations in respect of the matters addressed by such representations and warranties (including all periods of extension, whether automatic or permissive) (the representations and warranties referenced in this proviso together, the “Fundamental Representations”); and (c) any representation or warranty made by Buyer or Seller shall survive beyond the Expiration Date or other survival period specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation or warranty, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

8.2 General Agreement to Indemnify.

(a) Seller Parent and Seller Indemnity. Subject to the limitations set forth in this Article VIII, each of Seller Parent and Seller agrees jointly and severally to indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees or agents (each a “Buyer Indemnified Party”) from and against any Losses paid, sustained, incurred or suffered by any Buyer Indemnified Party arising out of, resulting from, or relating to:

(i) any breach of any representation or warranty of Seller Parent or Seller contained in this Agreement (or in the case of a Third Party Claim, any allegation that, if true, would constitute such a breach of such representation or warranty);

(ii) any breach or non-fulfillment of any covenant or other agreement made or to be performed by Seller Parent or Seller contained herein; and

(iii) the Retained Liabilities (as defined in the BSPAs).

(b) Buyer Indemnity. Subject to the limitations set forth in this Article VIII, Buyer and Buyer Parent, jointly and severally, agree to indemnify and hold harmless Seller, Seller Parent and their respective Affiliates and their respective directors, officers, employees or agents (each a “Seller Indemnified Party”) from and against any Losses paid, sustained, incurred or suffered by any Seller Indemnified Party arising out of, resulting from, or relating to:

(i) any breach of any representation or warranty of Buyer or Buyer Parent contained in this Agreement (or in the case of a Third Party Claim, any allegation that, if true, would constitute such a breach of such representation or warranty);

(ii) any breach or non-fulfillment of any covenant or other agreement made or to be performed by Buyer or Buyer Parent contained herein; and

(iii) the Assumed Liabilities (as defined in the BSPAs).

(c) Amounts payable in respect of the Parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer Parent and Buyer, on the one hand, and Seller Parent and Seller, on the other hand, on their Returns to the extent permitted by Law. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, each Party hereto shall cooperate in the reasonable requests of the other Party in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection therewith or as provided in Section 5.3(b). The amount of any Losses for which the Seller Parent or Seller is obligated to provide indemnification pursuant to this Article VIII shall be reduced by the amount of any recovery obtained by any Buyer Indemnified Party in respect of such Loss under any of the BSPAs.

(d) Seller Parent’s and Seller’s liability for all claims made under Section 8.2(a)(i) and Buyer and Buyer Parent’s liability for all claims made under Section 8.2(b)(i) shall be subject to the following limitations: (i) Neither Seller Parent and Seller, on the one hand, nor Buyer or Buyer Parent, on the other hand, shall have any liability for such claims until the aggregate amount of the Losses incurred by the applicable Indemnified Parties shall exceed one percent (1%) of the value of the Consideration Shares at the Closing Date (the “Threshold Amount”) in which case such Party shall be liable for Losses in excess of the Threshold Amount; and (ii) such Party’s aggregate liability for all such claims shall not exceed five percent (5%) of the value of the Consideration Shares at the Closing Date (the “Cap Amount”); provided, that neither the Threshold Amount nor the Cap Amount shall apply to Losses arising out of a breach of any Fundamental Representation.

(e) The indemnification provided in this Article VIII shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties to this Agreement for breach of any of the terms, conditions, covenants, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a Party from bringing any action (or, in the case of (ii), limit the amounts recoverable in any action) for (i) specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or any Related Agreement or (ii) fraud.

(f) Any payment to an Indemnified Party shall be limited to the amount of Losses that remain after deducting therefrom any insurance proceeds actually recovered by the Indemnified Party or its Affiliates in connection therewith; provided that the Indemnified Parties shall have no obligation to pursue the recovery of such amounts from third parties.

(g) The rights to indemnification under this Section 8.2 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification.

8.3 Third Party Claims.

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party (a “Third Party Claim”), in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of such Third Party Claim, to assume the defense and control the settlement of any such Third Party Claim through counsel of the Indemnifying Party’s own choosing, subject to the terms of this Section 8.3. If the Indemnifying Party exercises its right to control the defense of any Third Party Claim as provided above, then the other Party shall cooperate in such defense and make available all witnesses, pertinent records, materials and information in such Party’s possession and control relating thereto as is reasonably required to by the Indemnifying Party conducting the defense.

(b) If an Indemnifying Party elects to assume the defense and control the settlement of any Third Party Claim pursuant to Section 8.3(a), then the Indemnified Party shall have the right to participate in, at its own expense, the defense of such Third Party Claim.

(c) If the Indemnifying Party has assumed the defense of any Third Party Claim pursuant to Section 8.3(a), the Indemnifying Party shall not settle, consent to a settlement of, consent to the entry of any judgment arising from, or pay or permit to be paid any portion of, such Third Party Claim without the Indemnified Party’s prior written consent unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability.

(d) If the Indemnifying Party does not give written notice to the Indemnified Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of such Third Party Claim or if the Indemnifying Party shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of a Third Party Claim pursuant to the terms of this Section 8.3(d), the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably delayed, conditioned or withheld). If an Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

8.4 Indemnification Claim Procedures Generally. If an Indemnified Party shall claim a right to indemnification pursuant to this Agreement, such Indemnified Party shall send written notice of such indemnification claim to the Indemnifying Party; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). Such notice shall specify the basis for such claim, the amount thereof, if known (or, if not then known, a reasonable, good-faith estimate of the amount thereof), and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall be incurred. Such notice shall be given as promptly as is reasonably practicable after the Indemnified Party becomes aware of the basis for each such a claim. The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 8.2, (i) pay or cause to be paid to the Indemnified Party the amount of such Losses specified in such notice which the Indemnifying Party does not contest, or (ii) provide written notice to the Indemnified Party if it wishes to contest the existence or amount of part or all of such Losses (an “Objection Notice”) by stating with reasonable particularity the basis upon which it contests the existence or amount thereof. Once the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 8.4, or once any dispute under this Section 8.4 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within ten (10) days after the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

ARTICLE IX

TERMINATION; AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by:

(a) Mutual Consent. The mutual written consent of Buyer and Seller;

(b) Failure of Buyer Condition. Buyer upon written notice to Seller if Seller or Seller Parent is in breach of any covenant made by Seller or Seller Parent (as applicable) and contained in this Agreement such that the condition to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Buyer (a “Terminating Seller Breach”) and such Terminating Seller Breach is not cured within thirty (30) days after written notice thereof or is incapable of being cured by Seller or Seller Parent by the Termination Date; provided that if such Terminating Seller Breach is curable and can reasonably be expected to be cured by Seller or Seller Parent by the Termination Date through the exercise of commercially reasonable efforts, Buyer may not terminate this Agreement under this clause (b) until the Termination Date for so long as Seller or Seller Parent (as applicable) continues to exercise such commercially reasonable efforts;

(c) Failure of Seller Condition. Seller upon written notice to Buyer if Buyer or Buyer Parent is in breach of any covenant made by Buyer or Buyer Parent (as the case may be) and contained in this Agreement such that any of the conditions to the Closing set forth in Section 7.3 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Seller (a “Terminating Buyer Breach”) and such Terminating Buyer Breach is not cured within thirty (30) days after written notice thereof or is incapable of being cured by Buyer or Buyer Parent (as the case may be) by the Termination Date; provided that if such Terminating Buyer Breach is curable and can reasonably be expected to be cured by Buyer by the Termination Date through the exercise of commercially reasonable efforts, Seller may not terminate this Agreement under this clause (c) until the Termination Date for so long as Buyer continues to exercise such commercially reasonable efforts;

(d) Court or Administrative Order. Buyer or Seller if (i) there shall be in effect a final, non-appealable Order of a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby or (ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

(e) Delay. Buyer or Seller if the Closing shall not have occurred on or prior to August 11, 2015 (the “Termination Date”); provided, however, that the Party seeking termination pursuant to this clause (e) is not then in breach in any material respect of any of its covenants or agreements contained in this Agreement.

9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders, except for the obligations of the Parties hereto as provided in Section 5.4 relating to the obligations of Buyer and Seller to keep confidential certain information, Section 5.5 relating to publicity, this Section 9.2 and the provisions of Article X. Nothing in this Section 9.2 shall be deemed to release either Party from any liability for any material breach of this Agreement hereunder prior to its termination.

9.3 Amendment and Waiver. The Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the Parties hereto. Any term or condition hereof may be waived and at any time prior to the Closing Date by the Party hereto which is entitled to the benefits thereof. Any such amendment or waiver shall be evidenced by a written instrument duly executed on behalf of each Party by its duly authorized officer or employee. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via email, with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective Party shall have notified the other.

If to Seller Parent or Seller, to:

WPP Group USA, Inc.

100 Park Avenue, 4th Floor

New York, NY 10017

Attention: Chief Financial Officer

Email: mhowe@wpp.com

With a copy (which shall not constitute notice) to:

Davis & Gilbert LLP

1740 Broadway

New York, NY 10019

Attention: Matthew B. Schneider, Esq.

                 Curt C. Myers, Esq.

Email: mschneider@dglaw.com

            cmyers@dglaw.com

If to Buyer Parent or Buyer, to:

comScore, Inc.

11950 Democracy Drive. Suite 600

Reston, Virginia 20190

Attention: General Counsel

Email: clin@comscore.com

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

United States of America

Attention: Robert G. Day

Email: rday@wsgr.com

10.2 Expenses. Each Party to this Agreement will bear all of the fees, costs and expenses incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated, including the fees and expenses of their respective counsel and financial advisors.

10.3 Entire Agreement; Modification. The agreement of the Parties, which consists of this Agreement, the Related Agreements, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby, and in accordance with Section 9.3. Notwithstanding anything this Agreement to the contrary, any remedies for a breach of this Agreement shall be cumulative with, and not in place of, any remedies contained in any Related Agreement (inclusive of the BSPAs); provided, however, that Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall not be entitled to pursue claims for indemnification under both this Agreement and a Related Agreement (inclusive of any BSPA) in respect of the same or substantially similar Loss.

10.4 Assignment; Binding Effect. This Agreement may not be assigned by any Party hereto without the other Party’s written consent; provided, however, that any rights and obligations of the Parties may be assigned to one or more of their respective Affiliates; provided, further, that no such assignment shall relieve either Party from any liability of such Party under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto.

10.5 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties shall replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law rules of such state. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the Law of the State of New York.

10.7 Consent to Jurisdiction. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal courts in the Borough of Manhattan, City of New York, State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such purpose and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Signatures to this Agreement delivered by facsimile or in .pdf or other electronic format shall be acceptable and binding and treated in all respects as having the same effect as an original signature.

10.10 No Third Party Beneficiaries. Except for the provisions of Article VIII relating to Buyer Indemnified Parties and Seller Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the Parties and their respective successors or assigns any rights (including Third Party beneficiary rights), remedies, obligations or liabilities, remedies, claims, liabilities, reimbursements, causes of action of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

[SIGNATURES PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

CS WORLDNET HOLDING B.V.

By:	/s/ Mel Wesley
Name:	Mel Wesley
Title:	Chief Financial Officer

CS WORLDNET HOLDING B.V.

By:	/s/ Johan Albers
Name:	Johan Albers
Title:	VP Finance EMEA

COMSCORE, INC.

By:	/s/ Mel Wesley
Name:	Mel Wesley
Title:	Chief Financial Officer

CAVENDISH SQUARE HOLDING B.V.

By:	/s/ Andrew Scott
Name:	Andrew Scott
Title:	Authorized Person

WPP GROUP USA, INC.

By:	/s/ Andrew Scott
Name:	Andrew Scott
Title:	Authorized Person

Schedule 1.1(gg)

Management Accounts

Exhibit A

Form of BSPA

Exhibit B

Form of Stockholder Rights Agreement

Exhibit C

Form of Voting Agreement

Exhibit D

Form of Transition Services Agreement